Exhibit 10.149
AMENDMENT AGREEMENT TO LONG TERM INCENTIVE AWARD
This Amendment Agreement (this “Agreement”) hereby amends the Long-Term Incentive Award previously entered into by Don Sorensen (“Employee”) and Andeavor (f/k/a Tesoro Corporation) (“Andeavor”) and is made by and between Employee and Andeavor. Employee and Andeavor are parties to this Agreement and are collectively referred to herein as the “Parties.” This Agreement provides for all payments to which Employee shall be entitled from the Company (as defined below) in connection with the subject matter hereof. This Agreement is effective as of October 3, 2018 (“Effective Date”).
As used in this Agreement, any reference to Employee shall include Employee, and in their capacities as such, Employee’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Agreement, any reference to the “Company” shall mean Andeavor, all subsidiaries, affiliates, successors, and assigns thereof.
In consideration of the mutual promises, agreements and representations contained herein, the Parties agree as follows:
1.    Consideration. Employee acknowledges that this Agreement provides for the amount due to Employee under Paragraph 2(a) as consideration for Employee’s promises set forth in Paragraph 3.
2.    Company’s Obligations.
a)    In consideration of the promises set forth in Paragraph 3 below, the Company agrees to pay or provide $50,000, provided Employee executes and returns this Agreement, and which shall be payable as soon as practicable following the Effective Date.
b)    All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Employee shall be responsible for all taxes applicable to amounts payable under this Agreement.
3.    Employee’s Obligations. The Parties hereto recognize and acknowledge that due to the position of Employee with the Company, he was provided with certain highly confidential and trade secret information, the disclosure of which would result in great competitive harm to the Company, regardless of whether such disclosure was intentional or inadvertent. Additionally, the Employee’s disclosure of such information or other breach of the provisions of this Paragraph, would be harmful to the good will established by the Company. Accordingly, the Parties agree that certain restrictive covenants are appropriate and necessary as provided below.

a)    Employee agrees that he will continue to be subject to his obligations under the Employee’s 2018, 2017, and 2016 Market Stock Unit Awards and 2018, 2017, and 2016 Phantom Units Awards; provided, however, that the “Covenants,” set forth in subsection (i) in the Market Stock Unit Award agreements shall be superseded and replaced by Paragraph 3(d) below and a new subsection “Noncompetition” shall be added to the Phantom Units Award agreements, all consistent with, Paragraph 3(d) below; and the “Covenants,” set forth in subsection (iii) in the Performance Shares Grant and Market Stock Unit Award agreements shall be superseded and replaced by, and a new subsection shall be added to the Phantom Units Award agreements, all consistent with Paragraphs 3(b) and (c) below. All entitlements and other Covenants in such award agreements shall remain and be enforceable as written, unless modified herein.
b)    Employee acknowledges that Employee has had access to and become familiar with various trade secrets and proprietary and confidential information of Company, including, but not limited to, the identity, responsibilities, and/or income of employees, costs of doing business, financial information, formulas, human resources, processes, and suppliers, compilations of information, records, customer information, methods of doing business, information about past, present, pending, and/or planned transactions and strategies, and other confidential information (collectively referred to as “Confidential Information”), which are owned by Company and regularly used in the operation of its business, and as to which Company takes precautions to prevent dissemination to persons other than certain directors, officers, and employees. Employee acknowledges that the Confidential Information (i) is secret and not known in the industry; (ii) gives Company an advantage over competitors who do not know or use the Confidential Information; (iii) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information; and (iv) constitutes a valuable, special, and unique asset of Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to Company. Confidential Information does not include material, data, documents, and/or information that Company has voluntarily placed in the public domain; that has been lawfully and independently developed and publicly disclosed by third parties; that constitutes general knowledge and skills that Employee gained during the time period of employment with Company, or that otherwise enters the public domain though lawful means.
c)    Employee agrees that Employee will not in any way use or disclose any Confidential Information, directly or indirectly, at any time in the future, and shall otherwise protect such information from unauthorized use or disclosure by others. All files, records, documents, information, data, and similar items relating to the business of Company, or its employees, prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting, or marketing systems, whether prepared by me or which otherwise came into my possession, will remain the exclusive property of Company.
d)    Employee agrees that he will not, for a period of one year following the Termination Date, directly or indirectly, serve as an officer, director, owner, contractor,

consultant, or employee of, or to, any the following organizations (or any of their respective subsidiaries or divisions): HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Magellan Midstream Partners, L.P.; Enbridge Energy Partners, L.P.; Western Gas Partners, L.P.; Buckeye Partners, L.P.; EnLink Midstream Partners, L.P.; DCP Midstream Partners, L.P.; NuStar Energy L.P.; Genesis Energy, L.P.; and Holly Energy Partners, L.P.; provided, however, that Employee may purchase or own up to 2% of a publicly traded business (together with Paragraph 3(a) above, the “Restrictive Covenants”). For the avoidance of doubt, (y) speaking at a seminar or publishing materials for a general audience or (z) serving as an officer, director, owner, contractor, consultant, or employee of an entity that acquires or is acquired by one of the named organizations if Employee is not in direct competition with Andeavor shall not be a violation of the foregoing Restrictive Covenants so long as, in both (y) and (z), the Employee complies with the Confidential Information provisions of Paragraphs 3(b) and (c) above.
e)    Employee expressly acknowledges that continuing to comply with the terms of Paragraph 3(d) above are material terms of this Agreement. Employee agrees that his severance payments under the Andeavor Executive Severance and Change in Control Plan (the “Plan”) and all other equity-based compensation awards, including dividends and dividend equivalents, granted to Employee by the Company, in each case, to the extent outstanding at the time of any such breach, shall be subject to immediate forfeiture and recoupment (in full) by the Company upon Employee’s breach, in any respect, of the covenant set forth in Paragraph 3(d) in the following order: (i) cash severance payable under the Plan; (ii) 2018 Market Stock Unit Award; (iii) 2018 Phantom Units Award; (iv) 2017 Market Stock Unit Award; (v) 2017 Phantom Units Award; (vi) 2016 Market Stock Unit Award; and (vii) 2016 Phantom Units Award. In the event Employee has sold any equity pursuant to one of the foregoing equity-based compensation awards granted and already distributed to Employee by the Company, the value of the amount received by Employee in such sale shall be subject to recoupment by the Company.
f)    The Parties agree that neither will make or authorize any written or oral statements that are false or defamatory about the other, including the Company’s affiliates or their respective directors, officers or employees.  Nothing in this Agreement shall preclude the Employee from testifying or responding truthfully in response to any court or other legal or administrative process with subpoena power.
4.    Application of Section 280G. In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Employee with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Payments under this Agreement shall be reduced in such a way as to minimize the reduction in the economic value deliverable to the Employee, and which reduction shall first take into account cash severance payments under the Plan and then all equity awards, beginning with the most recent award and proceeding in descending order, but otherwise, the ordering of all reductions in such categories shall be in the discretion of the Company. All determinations to be made under this paragraph shall be made by an independent certified public accounting firm selected by the Company prior to the change in control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Employee within ten days after the last applicable payment date. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Paragraph shall be borne solely by the Company.
5.    Controlling Law. This Agreement and all matters arising out of, or relating to, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state designated in such benefit plan or other employment-related agreement.
6.    Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought and prosecuted only in the United States District Court for the Western District of Texas, San Antonio Division, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Bexar County, Texas, and the jurisdiction of such court in any such proceeding shall be exclusive. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers. The Parties hereto agree to waive their right to trial by jury in any action brought to construe or enforce this Agreement.
7.    Severability and Assignment. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. This Agreement is binding upon, and inures to the benefit of the Parties and their respective successors and assigns.
8.    Amendment. The Parties agree that this Agreement may not be altered, amended or modified, in any respect, except by a writing duly executed by both Parties.
9.    Entire Agreement. The Parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them, that this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof (except as provided in the following sentence), and that the terms of this Agreement are contractual and not recitals only. Notwithstanding the foregoing, Employee agrees that Employee shall remain subject to all Restrictive Covenants, and such Restrictive Covenants will continue in effect according to their terms.
10.    Section 409A. This Agreement is intended to comply with section 409A of the Code, or an exemption, and the provisions of this Paragraph shall apply notwithstanding any provisions of this Agreement to the contrary. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. With respect to any payments that are subject to section 409A of the Code, in no event shall Employee, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to section 409A of the Code, in no event shall the timing of Employee’s execution of this Agreement, directly or indirectly, result in Employee designating the calendar year of payment of any amount set forth in Paragraph 2(a) above, and if a payment of any amount set forth in Paragraph 2(a) above is subject to section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year. If any payment or benefit provided to Employee in connection with the termination of employment is determined to constitute “nonqualified deferral compensation” within the meaning of section 409A and Employee is determined to be a “specified employee” as defined by section 409A(a)(2)(b)(i), then, to the extent necessary to comply with section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date or, if earlier, on Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

Date:	October 1, 2018	ANDEAVOR

		By:	/s/ Fiona Laird

		Name:	Fiona Laird

		Title:	Senior Vice President, Chief Human Resources Officer

EMPLOYEE

Date:	September 26, 2018	By:	/s/ Don Sorensen
DON SORENSEN

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